Exhibit 99.1

LIVE NATION STOCKHOLDERS APPROVE MERGER WITH TICKETMASTER

LOS ANGELES, CA – January 8, 2010 – Live Nation, Inc. (NYSE: LYV) announced today that its stockholders, at its annual meeting held earlier today, voted to approve the issuance of Live Nation common stock in connection with its previously announced merger with Ticketmaster Entertainment, Inc. (NASDAQ: TKTM). Over 99% of the shares voted were cast in favor of the merger. The company’s stockholders also approved all other proposals submitted to a vote, including a proposal to change the company’s name to “Live Nation Entertainment, Inc.” following the completion of the merger. The transaction remains subject to the receipt of regulatory approvals and the satisfaction or waiver of other customary closing conditions.

ABOUT LIVE NATION
Live Nation’s mission is to maximize the live concert experience. Our core business is producing, marketing and selling live concerts for artists via our global concert pipe. Live Nation is the largest producer of live concerts in the world, annually producing over 22,000 concerts for 1,600 artists in 33 countries.  During 2008, the company sold over 50 million concert tickets and drove over 70 million unique visitors to LiveNation.com. Live Nation is transforming the concert business by expanding its concert platform into ticketing and building the industry’s first artist-to-fan vertically integrated concert platform.  The company is headquartered in Los Angeles, California and is listed on the New York Stock Exchange, trading under the symbol LYV.  For additional information about the company, please visit www.livenation.com/investors.

Media Contact:	Investor Contact:
John Vlautin Live Nation, Inc. 310-867-7000	Linda Bandov Live Nation, Inc. 310-867-7000